Exhibit 99.2
Transcript of
Health Fitness Corporation
Earnings Conference Call – August 4, 2008
David Heinsch:
Thank you and good afternoon. I’m Dave Heinsch of investor relations for HealthFitness Corporation. Welcome to the company’s second quarter 2008 conference call. With us this afternoon are Gregg Lehman, Ph.D., President and Chief Executive Officer, and Wes Winnekins, Chief Financial Officer. By now, everyone should have access to the earnings release which went out earlier today. For those who do not have a copy, it is available at the Investor Relations section of HealthFitness’ website at www.hfit.com. Today’s call is being webcast, and a replay will be available on the Company’s website for 30 days.
Before we begin, please note that some of the remarks made today will be forward-looking, and are subject to the Private Securities Litigation Reform Act of 1995. Actual results may differ and risk factors that may cause such results to differ are identified in the Company’s 2007 Form 10-K annual report.
Now, I would like to turn over the call to Gregg Lehman.
Gregg Lehman:
Thanks Dave. Good afternoon everyone, and thank you for joining us. We are pleased to share our 2008 second quarter results with you today. During today’s call, I’ll discuss our progress during the quarter. Wes, of course, will summarize our financial results. And I’ll wrap up with some perspective on additional progress and initiatives in the works to further improve our position in the market.
We experienced a successful second quarter, despite a challenging economy. As we discussed last quarter, HealthFitness Corporation is transitioning from a period of investment in our business into a phase where we start to reap the benefits of those investments.
A few of our recent accomplishments include:
➢	Generating double-digit revenue gains for the third quarter in a row,

➢	Improving gross margin to 29.4 percent, versus 28 percent for the second quarter last year,

➢	Health management segment revenue represented 44 percent of total revenue, compared to 38 percent a year ago, and

➢	Completed share repurchase program.
These accomplishments demonstrate our progress toward our long-term goals of revenue growth, margin expansion, the eventual shift of our revenue mix to 50/50 between our segments and EPS expansion.
Once again, revenues expanded strongly on a year-over-year basis, up approximately 11 percent. This growth was again driven by our health management segment. As we continue to move our revenue further toward health management, we expect to improve the overall margin profile of our business over time.

During the quarter, our pipeline remained robust with a solid level of RFP activity. We are currently fielding an average of three to five RFPs a week, which is gratifying in this challenging market. During the 2008 second quarter, we received 25 RFPs in our health management segment compared to 29 RFPs during the same quarter last year; and in fitness management, we fielded three RFPs compared to seven last year.
On the commitment front, during the quarter we secured two commitments in health management, up-sold health management services to two fitness management customers and expanded services for four fitness management customers. This is compared to 11 health management commitments, and one new commitment and one customer expansion within fitness management during last year’s second quarter. We still believe that economic conditions are prompting some companies to lengthen their evaluation periods preceding a commitment. Despite these lengthening evaluation periods, corporate America maintains considerable enthusiasm for employee health improvement services as a means to minimize the effect of rising health care costs.
Operating expense as a percent of revenue was essentially even with the same period last year. As I stated earlier, we have completed the investment phase of our growth strategy, and we are now focused on sales opportunities and enhancing operational efficiencies.
Now, I would like to turn the call over to Wes for a more detailed rundown of the financial results. Wes?
Wes Winnekins:
Thanks Gregg.
For the second quarter, total revenue increased 10.8 percent to $18.8 million compared to $17.0 million last year.
Once again, our health management segment largely drove this growth. Revenue from health management increased 28 percent to $8.3 million compared to $6.5 million during Q2 2007. Within the segment, program and consulting services rose 44 percent year over year, while staffing services increased 17 percent. The significant jump in program and consulting services is attributable to new and existing customers and the resulting increase in biometric screening and health coaching and advising services.
Gross margins in health management were 35.4 percent during the quarter compared to 38.8 percent for Q2 2007. The decrease is due in part to lower pricing for new business won in 2007 and the cost of additional screening and health coaching staff hired in late 2007 to meet forecasted future demand for these services.
Turning to our fitness management segment — total revenue was essentially flat compared to the same period last year, which reflects the company’s success in replacing revenue lost from contract cancellations that occurred during the first six months of 2007.

Gross margins in our fitness management segment increased to 24.7 percent, from 21.3 percent during the prior-year period, chiefly due to higher margins on new staffing services business and improved margins for personal training services.
Regarding new customer commitments, cross-selling activity and contract expansions during the quarter, the annualized revenue that may be realized from this activity is $2.4 million. This will be partially offset by a potential annualized revenue loss of $200,000 from fitness management contract cancellations.
A quick look at quarterly operating expenses....
For the quarter, operating expenses as a percent of revenue were 26 percent, essentially even with the same period in 2007. From a dollar standpoint, we expect future operating expenses to remain consistent with current levels. At the same time, we believe that operating expenses, as a percent of revenue, will decline as the company achieves revenue growth and operational productivity enhancements.
For the quarter, net earnings were $0.36 million compared to $0.17 million for the prior-year period. Basic and diluted earnings per common share for the quarter were $0.02, compared to $0.01 for last year’s Q2.
Before I turn the call back to Gregg, a quick look at our balance sheet position.
We ended the quarter with approximately $202,000 in cash, compared to $1.9 million at the end of 2007. Working capital decreased approximately $857,000 to $7.6 million since the end of 2007. We continue to carry no long-term debt and have stockholders’ equity of $25.5 million. We expect our balance sheet and existing credit facility will provide sufficient working capital to fund our operating needs for 2008.
Finally, on May 27, 2008, the company completed its share repurchase plan. Under this plan, the company bought approximately 1.1 million shares of its common stock on the open market in accordance with Securities and Exchange Commission Rule 10b-18 and other pertinent rules and regulations. Share repurchases were funded by the company’s available working capital.
Now, back to Gregg for some perspective on our growth strategies.
Gregg Lehman:
Thanks Wes.
As we continue into the second half of 2008, we are pleased with our achievements, and we remain optimistic about the opportunities that lay before us.
We’re very confident in our business model, which performed very well, in the face of economic sluggishness. Our service offering presents a compelling solution for companies seeking to combat rising healthcare costs, increase productivity and reduce absenteeism.

One of the highlights of the quarter was a commitment we secured with a large, mid-Atlantic-based manufacturing company. This particular situation evidences a growing market trend toward combining disease management and lifestyle change management services. To deliver on this opportunity, we partnered with a disease-management vendor to develop a tailored package with HealthFitness serving as a health advisor. This solution will seamlessly integrate our platform with our partner’s disease management platform, which will improve the outcomes reporting process for the entire continuum of care. This commitment, which is in the low seven figures, illustrates our ability to meet evolving market demands and deliver a blended platform where necessary. Currently, we are in the implementation phase of this commitment.
This example also illustrates how we’re focused on adapting for the future as the market is increasingly asking for a one-stop shop to address employee wellness needs. As part of this adaptation process, we have defined a company-wide theme for the year: Helping employers design a 21st century health benefit plan for their employees. We believe this theme offers a compelling value proposition to companies regardless of the economic environment.
Operationally, we’re focused on productivity, process and scalability.
When I mention internal productivity, a key function is, of course, sales. On an interim basis, I am taking a more direct role within the sales organization. Along with our sales team, we are working to ensure that our value proposition and the message about 21st Century health benefits design is being well articulated and received. There are 5 pillars to this 21st Century benefit design: 1) Develop a Culture of Health; 2) Change benefit design from an acute care focus to chronic care and prevention; 3) Use appropriate incentives; 4) Integrate all health-related programs with consistent data collection and output that is “actionable; and 5) Make a long-term commitment!
We are also fine-tuning our internal processes. For instance, we are increasing the probability of securing new commitments by ramping up our direct marketing initiatives, expanding our marketing targets and improving the process for pre-qualifying prospects.
We are also re-evaluating how we convey our value proposition. Our Research, Development and Outcomes (RDO) business function continues to develop outcomes-based, ROI-focused methodologies. We’re moving away from a one-size fits all approach typical in the market. Now, our approach will focus on a time-1 verses time-2 claims analysis using matched case control groups. These outcomes measures will serve two purposes. First, they will eventually enhance the core of our business platform. They will help us develop a data dashboard to help our customers with their internal analyses and increase their ability to make more informed decisions as to adding additional services. Secondly, they will help us provide solid outcomes reporting to our clients on the cost-effectiveness of their programs and more importantly, to measure the impact of those programs on employee health and productivity. This change in approach will also help our product development team to strengthen our program offerings and ROI reporting tools.

On the product front, I’d like to preview some exciting developments. We are progressing toward expanding our product offering to reach more small to mid-sized companies, utilizing channel resellers. We believe there is a significant opportunity to extend our e-health platform to companies where health care costs, as a percentage of overall expense, are often more pronounced.
Additionally, we are continuing to work with a large client to translate our INTERNATIONAL INSIGHT Health RISK Assessment into nearly 35 culturally adapted languages. Once this is complete, we will be able to offer this capability on a global scale. This initiative is a direct response to feedback that we received from large-scale customers that they are looking for ways to extend the application of these programs across their business.
We believe these and other efforts will continue to enhance our market position. We have a solid sales pipeline, an enhanced service set, more efficient processes and systems and the resources necessary to address the growth goals before us. We continue to navigate through a tough economy, and have increased our revenues and gross margins. We have a number of initiatives in the works designed to drive additional top-line growth, enrich our product offering and capabilities, and appropriately manage expense levels. This gives us much cause for optimism.
In conclusion,
➢	HealthFitness is well positioned to help Corporate America reduce healthcare costs – one of the highest costs businesses face today. We are the leading stand-alone provider of health and fitness management services for employers and we continue to take the steps necessary to enhance that position. These steps include focusing on internal processes, productivity and scalability of our product offerings. We also aim to help our customers design 21st Century health benefit plans, with impactful ROI. We will also continue to serve as a thought leader and actively communicate the benefits of lifestyle management to our target market.

➢	Our health and fitness management services are well integrated, which have allowed us to effectively leverage our existing base of fitness management clients for cross-selling opportunities. We will continue to maximize our service potential to existing customers going forward. And,

➢	With our health management segment leading the way, we continue to gradually shift our mix of business toward a higher-growth and higher-margin profile.
We are pleased with our progress for the first half of 2008, and we look forward to updating you in the quarters ahead.
With that we will turn it over to the operator for Q&A.
Operator:
Your first question is from Ian Corydon with B. Riley & Company.

Ian Corydon:
Thank you. Could you just kind of talk about the average size of the RFPs you’re looking at vs. last year.
Gregg Lehman:
Hi, and this is Gregg. Last year, the average size of our opportunities were probably in the low $200,000 range and they’re moving up in the high $200s to low $300,000 range, although we’ve seen several opportunities well into the seven figure range which is, you know, usually you’ll have one or two of those a year but we have several of those opportunities still in the pipeline.
Ian Corydon:
Okay, and has there been any change to your win rate vs. last year or any change in the competitive environment.
Gregg Lehman:
The answer to both of those questions is yes. We’ve seen the win rate drop slightly, only because employers are being much more deliberate in their decision making process. By that I mean it’s probably extending 3 to 4 months longer than it was a year ago at this time, and because the opportunities are bigger, you know, the competitive landscape is much different, a year ago we were competing predominately with vendors that were almost exclusively in what I call the wellness and prevention space. This year we’re finding that we’re competing with more one stop shops such as the disease management companies and several health plans that have aggregated many companies together and are offering these services to their customer base and outside of their customer base as well.
Ian Corydon:
Okay, and last question, on the health management revenue growth rate, it dropped a little bit from the first quarter to around 27-28% in the second quarter. Is that a realistic growth rate for health management revenues for the back half of the year, in that kind of 25-30% range?
Wes Winnekins:
Yeah, Ian this is Wes. You know, we haven’t provided guidance with respect to where we see the remainder of the year coming out, and with the economy the way it is and potential customers delaying decisions, it’s hard to tell how the growth rate is going to play out for the remainder of the year.
Gregg Lehman:
Let me just add one piece of color commentary to that, Ian, this is Gregg. I will say this, as we noted in our conference call, our pipeline still remains very very robust. We’re still getting 3-5 new RFP opportunities per week. Even though the decisions are delayed, employers are not foregoing the opportunity to look for health management services. Why is that? I think predominately because we’ve been able to demonstrate to the market that for the first year, the cost of providing the service is pretty much budget neutral based on the return on that investment, and also it impacts positively productivity and absenteeism rates. So while employers may be delaying their decision making, they’re not foregoing the decision altogether. We’ve had a number of employers that are saying, we’d like to do a pilot with you this year, at least get our big toe in the water, and then deploy your full platform of services perhaps for 2009. And we’ve had several opportunities in the pipeline along that regard, too, so it really gives us quite a big of cause for optimism in spite of a very sluggish economy.
Ian Corydon:
Okay, and has there been any change in the time to implementation, you know, after you get the win, or is that pretty consistent for last year?
Gregg Lehman:
That’s still pretty consistent year over year. It’s just a decision that’s being delayed. Once the decision is made, implementation usually takes place as I mentioned in our Q1 earnings call, somewhere between, you know, 60, 90 days after we get the award. So that’s been pretty consistent.
Ian Corydon:
Okay, thank you.
Operator:
The next question is from Clint Morrison with Feltl and Company.
Clint Morrison:
Hey guys, nice quarter. Can I just clarify the, sort of the RFPs and the wins and so forth. You kind of, you secured two new health management, but is upselling a couple fitness guys to health management were those RFPs, are those considered to be sort of wins, or is that considered something different?
Gregg Lehman:
Well, the first part of your question was, some of those are RFPs but others we’ve been able to short circuit the RFP because we have our regional vice president talking directly with our customers. Just to amplify on that a bit, Clint, I’ve been averaging anywhere from 12 to 15 client visits per quarter. A couple of those resulted in an opportunity for us which we’re pursuing. Just to explain the breadth and depth of our health management services, and those were predominately fitness management customers, you know, based on our integrated health solutions approach of trying to cross-sell. The others were by RFP and because they know that we have a full spectrum of services now, not just being a fitness management provider, but also offering health management services, we’ve been able to get the RFP. So that’s very gratifying. And what was the last half of your question?
Clint Morrison:
Well I guess what I’m trying to, and I’ve looked at it and for the last sort of 4 or 5 quarters you guys have gotten at least a couple of dozen health RFPs, and it looks like you, you know, won 2 in this quarter and I’m trying to say, gee is that a miss or are these upscales also wins so we could add all those together? It seems like either you’ve got a, you know, things have stretched out and you’ve got a huge backlog of RFPs out there because of the slower decision or that you’re sort of win rate may be going down a bit.
Gregg Lehman:
Well let me give you some color commentary on that. I think because the competition has changed, you know, some employers have decided to go to their health plans for example and say, can I have an intermediate term solution by seeing if you have some of these services that I need until the market improves for their clients so that’s been, I could that as a no decision as opposed to a loss. You know, we’ve had some losses but not I wouldn’t say it’s an alarming number of losses as much as delays. So for example, with the two wins compared to the 11 wins last quarter, one of the things that I look at, and I do count, by the way, the upselling opportunities as a win because that service is going to go to somebody, whether it’s us or not, or whether it’s an RFP or not. So it expands our opportunities for existing clients and quite frankly, Clint, it’s going to make it harder for them to leave us if we’re offering a full spectrum of services. The other thing I would point out is that I can think of four opportunities right now that should have had a decision in the second quarter that we should hear something from them, all four of those, within the next 2-4 weeks. So again that was a delay, so we couldn’t account for that win or loss in the second quarter.
Clint Morrison:
Okay. It does sound like the numbers are going up because obviously this is the, I guess, the most net revenue you’ve brought in and you know in four quarters.
Gregg Lehman:
Absolutely, and that’s why Clint we’re still very bullish on the company’s long-term strategic plan. This is a market condition that every company has to deal with and we’re dealing with it I think very effectively.
Clint Morrison:
Okay, and last question in regard to margins. If you look on the health side, sort of the net health margins were about as anticipated, but there was a big, you know, a program went way up and staff, I mean program went way down and staffing went way up. Sir, can you explain what happened there?
Wes Winnekins:
Yeah Clint, this is Wes. We’ve got some better pricing on our staffing contracts and that’s why you see the increase in margin there. And beginning in the first quarter I was talking about the decrease in our programs and consulting margins where in 2007, we brought on board a couple of fairly large contracts that we had to competitively price to win the business and consequently that had effectively, negatively affected, our program and consulting margins for the first two quarters of this year. Now, our intent is as we continue to sell new health management contracts that by and large are predominately programs, program driven, we hope our pricing on those contracts will allow us to increase the programs and consulting margins back up over the next few quarters.

Clint Morrison:
Okay, very good, thank you. That takes care of me.
Operator:
Once again, if you have a question, press star followed by the number 1. At this time there are no further questions.
Gregg Lehman:
Alright, this is Gregg Lehman again and I want to thank all of you for joining us on our call today and we look forward to updating you on our 2008 third quarter.